EXHIBIT 10.1
INDUS INTERNATIONAL, INC.
BOARD COMPENSATION POLICY
(Non-Employee Directors)
Effective July 26, 2005
Annual Retainer:
General. Each director who serves on the Board of Directors of Indus International, Inc. (the “Company”) and is not an employee of the Company or a parent or subsidiary of the Company (each a “non-employee director”) shall receive an annual retainer of $20,000 for service on the Board.
Chairman of the Board. The Chairman of the Board shall receive an additional annual retainer of $20,000, for a total annual retainer of $40,000.
Committee Chairmen. Directors serving as chairman of a Committee of the Board shall receive an additional annual retainer as follows:

Committee	Additional Retainer	Total Annual Retainer

Audit	$15,000	$35,000

Compensation	$7,500	$27,500

Nominating and Corporate Governance	$7,500	$27,500
All annual retainers shall be paid in equal quarterly installments within a reasonable time following the regularly scheduled quarterly Board meeting, and each such installment shall be contingent upon continued service as a non-employee director as of the date of such meeting. If there is no quarterly Board meeting, the quarterly installments shall be paid on or about the last day of the first month of the quarter. Quarterly installments shall not be prorated for service during a quarter.
Non-employee directors at the time this policy is adopted shall be paid their first quarterly installment for the quarter ended September 30, 2005. Non-employee directors who join the Board after adoption of this policy shall be paid their first quarterly installment for the quarter in which he or she first becomes a non-employee director, to be paid within a reasonable time following his or her election.
Meeting Fees:
Each non-employee director who serves on the Board or a Committee of the Board shall receive a $1,000 fee for attendance in person at each meeting of the Board or a Committee of the Board. In the event that such a director participates in a meeting of the

Board or a Committee of the Board via telephone and such meeting lasts less than 2.5 hours, the director shall receive a $500 fee for such participation. If such a telephonic meeting lasts 2.5 hours or more, the director shall receive a $1,000 for his or her participation. Meeting fees will be paid within a reasonable time following each meeting.
Annual Grant of Restricted Stock to Directors:
Initial Awards. Each non-employee director automatically will be granted, on the date on which he or she first becomes a non-employee director (whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy), shares of restricted stock having a value equal to $100,000 as of the grant date. Such restricted stock will vest in equal installments upon the first five anniversaries of the grant date. A director who is a non-employee director upon the adoption of this policy will not receive such an initial award. Similarly, an employee director who ceases his employment with the Company but remains a director will not receive such an initial award.
Annual Awards. Each non-employee director automatically will be granted, on the date of the Company’s annual meeting of stockholders each year in which this policy remains in place, shares of restricted stock having a value equal to $50,000 as of the grant date. Such restricted stock will vest in equal installments upon the first three anniversaries of the grant date. A director who does not remain a non-employee director following such annual meeting of stockholders (whether through resignation, failure to be re-elected, or otherwise) will not receive an annual award with respect to such meeting. Similarly, a director who has not served as a non-employee director for at least six months preceding an annual meeting of stockholders will not receive an annual award with respect to such meeting.
Valuation Methods. The number of shares of restricted stock to be granted pursuant to an initial award or an annual award shall be calculated by dividing the given value of the award by the “Fair Market Value” per share of the Company’s common stock, and rounding to the nearest whole share. As used herein, the term “Fair Market Value” shall have the meaning set forth in the Indus International, Inc. 2004 Long-Term Incentive Plan, or such other plan as the Board of Directors may designate from time to time.
Source of Shares. The shares of restricted stock granted pursuant to this Board Compensation Policy shall be issued under, and shall be subject to the terms and conditions of, the Indus International, Inc. 2004 Long-Term Incentive Plan, or such other plan as the Board of Directors may designate from time to time.